Exhibit 99.1

News Release

Contacts:
For Immediate Release
Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600
MEN’S WEARHOUSE REPORTS
FISCAL 2010 FOURTH QUARTER RESULTS
•	Q4 2010 GAAP diluted loss per share was $0.27 and adjusted diluted loss per share was $0.19.

•	Fiscal 2010 GAAP diluted earnings per share were $1.27 and adjusted diluted earnings per share were $1.47.

•	Company provides guidance for first quarter and full year of fiscal 2011

•	Conference call at 5:00 pm Eastern today
HOUSTON — March 9, 2011 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fourth quarter ended January 29, 2011.
Fourth Quarter Sales Summary — Fiscal 2010

						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year

Total Company	$542.1	(a)	$457.2	(a)	18.6%
Total Retail Segment	$479.7		$454.2		5.6%
MW	$311.1		$294.3		5.7%	4.3	%(c)	-7.1	%(c)
K&G	$96.4		$92.7		4.0%	4.5%		-5.0%
Moores Canada	$66.3		$61.7		7.3%	2.3	%(b)	1.9	%(b)
Corporate Apparel Segment	$62.5		$3.1		1,943.7%
Year-To-Date Sales Summary — Fiscal 2010

						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year

Total Company	$2,102.7	(a)	$1,909.6	(a)	10.1%
Total Retail Segment	$1,976.4		$1,896.1		4.2%
MW	$1,345.9		$1,281.8		5.0%	4.7	%(c)	-4.0	%(c)
K&G	$360.3		$370.1		-2.7%	-1.5%		-1.9%
Moores Canada	$246.7		$222.1		11.1%	2.2	%(b)	-0.9	%(b)
Corporate Apparel Segment	$126.3		$13.5		837.4%

(a)	Due to rounded numbers, total Company may not sum.

(b)	Comparable store sales change is based on the Canadian dollar.

(c)	Does not include ecommerce sales.

GAAP diluted loss per share was $0.27 for the fourth quarter ended January 29, 2011. Adjusted diluted loss per share was $0.19 after excluding $2.3 million ($1.6 million after tax or $0.03 per diluted share outstanding) in acquisition transaction and integration expenses, $1.1 million ($0.7 million after tax or $0.01 per diluted share outstanding) in tuxedo distribution closure costs and $2.5 million ($1.7 million after tax or $0.03 per diluted share outstanding) for a non-cash fixed asset impairment charge. Due to rounded numbers, the adjusted loss per share may not sum. This compares to adjusted diluted loss per share guidance given December 7, 2010 of $0.19 to $0.22. In Q4 2009, revised GAAP diluted loss per share was $0.36 and adjusted diluted loss per share was $0.11.
GAAP diluted earnings per share was $1.27 for the fiscal year ended January 29, 2011. Adjusted diluted earnings per share was $1.47 after excluding $6.4 million ($4.3 million after tax or $0.08 per diluted share outstanding) in acquisition transaction and integration expenses, $3.1 million ($2.1 million after tax or $0.04 per diluted share outstanding) in tuxedo distribution closure costs and $5.9 million ($3.9 million after tax or $0.07 per diluted share outstanding) for a non-cash asset impairment charge. Due to rounded numbers, the adjusted earnings per share may not sum. In fiscal 2009, revised GAAP diluted earnings per share was $0.88 and adjusted diluted earnings per share was $1.12.
During the third quarter of 2010, the Company changed the inventory valuation method used by its K&G brand from lower of cost or market, as determined by the retail inventory method, to lower of cost or market using the average cost method. This change was done to bring all retail operations of the Company to a common valuation methodology platform. All financial statements in this press release have been revised to reflect this change and are therefore comparable. Prior year fourth quarter revised GAAP diluted loss per share was $0.36, unchanged from the previously reported GAAP diluted loss per share, and prior fiscal year revised GAAP diluted earnings per share was $0.88, an increase of $0.02 per share.
FOURTH QUARTER REVIEW
Dimensions and Alexandra Acquisitions
On August 6, 2010, the Company acquired Dimensions and certain assets of Alexandra, two leading providers of corporate clothing uniforms and workwear in the United Kingdom, for a total cash consideration of approximately £61 million (US$97.8 million). The combined businesses are organized under a UK-based holding company of which Men’s Wearhouse controls 86% and previous Dimensions shareholders control 14%.
The financial results of the combined UK operations, excluding transaction and integration costs, were $0.03 accretive to the Company’s fourth quarter diluted earnings per share. Transaction and integration costs were $2.3 million ($1.6 million after tax or $0.03 per diluted share outstanding). Total sales of the combined UK operations were US$54.2 million.
The financial results of the combined UK operations, excluding transaction and integration costs, were $0.06 accretive to the Company’s fiscal 2010 diluted earnings per share. Transaction and integration costs were $6.4 million ($4.3 million after tax or $0.08 per diluted share outstanding). Total sales of the combined UK operations were US$104.8 million for fiscal 2010.

Tuxedo Distribution Closures
In late August 2010, a decision was made by the Company to cease tuxedo distribution operations in November 2010 at four of the then eleven facilities that we used for tuxedo distribution. The operations at these four facilities were assumed by other tuxedo distribution facilities in our system allowing us to more effectively manage our tuxedo rental operations. In the fourth quarter, a charge of $1.1 million ($0.7 million after tax or $0.01 per diluted share outstanding) was incurred consisting primarily of labor costs associated with transferring and processing the tuxedo rental inventory from the closed facilities, severance payments and fixed asset write-offs.
The expected ongoing annual benefit, beginning in fiscal 2011, as a result of these closures will be a reduction in operating costs of approximately $4.0 million.
Review of Fourth Quarter Results
Total Company net sales increased 18.6% for the quarter.
At Men’s Wearhouse/Men’s Wearhouse and Tux, the increase of 4.3% in comparable store sales was due to increased units per transaction, higher store traffic levels and an 11.1% comparable store increase in tuxedo rental services revenues.
At Moores, the increase of 2.3% in comparable store sales was due to increased units per transaction and higher net sales price per unit which offset a decline in store traffic.
At K&G, the increase of 4.5% in comparable store sales was due mainly to an increase in units per transaction and higher store traffic levels.
Corporate apparel segment net sales increased $59.4 million to $62.5 million for the quarter compared to the same prior year quarter. The increase was primarily due to our acquisitions of Dimensions and Alexandra in the UK on August 6, 2010.
Gross margin, as a percentage of total net sales, increased 21 basis points from 37.1% to 37.3% due to an increase in tuxedo rental margins and a decrease in occupancy costs as a percent of sales offset by a decrease in retail merchandise margins and the increased mix of the lower margin corporate apparel business.
Selling, general and administrative expenses were $225.4 million in the current year and increased 10.6% from the prior year’s SG&A of $203.8 million. The prior year quarter included $19.5 million in non-cash fixed asset impairment charges. Excluding these charges, prior year SG&A expense was $184.3 million. During the current quarter, the Company incurred $2.3 million in acquisition transaction and integration costs, $1.1 million in tuxedo distribution closure costs and $2.5 million for non-cash fixed asset impairment charges related primarily to K&G and Men’s Wearhouse and Tux stores. Excluding these costs, fourth quarter SG&A expenses were $219.4 million or an increase of 19.0% to the adjusted prior year quarter. SG&A related to the acquired UK operations resulted in a 7.5% increase. The remaining 11.5% increase is primarily due to increased payroll related costs and increased marketing costs. As a percentage of total net sales, adjusted SG&A increased 16 basis points from 40.3% to 40.5%.

Operating loss was $23.2 million. Excluding $2.3 million in acquisition and integration costs, $1.1 million in tuxedo distribution closure costs and the $2.5 million non-cash fixed asset impairment charge; operating loss was $17.3 million or negative 3.2% of total net sales. This compares with the adjusted prior year operating loss of $14.8 million or negative 3.2% of total net sales, which exclude $19.5 million in pretax non-cash fixed asset impairment charges.
Total inventories of $486.5 million increased 11.9% from the prior year fourth quarter of $434.9 million. Excluding the inventory related to the acquisitions of Dimensions and Alexandra in the UK, inventories decreased 5.7%.
The Company had no bank debt at the end of the fourth quarter of 2010 as all debt was paid off during the quarter.
2011 GUIDANCE
For the fiscal year, GAAP diluted earnings per share is expected to be in a range of $1.71 to $1.81. Adjusted diluted earnings per share are expected to be in a range of $1.75 to $1.85. Adjusted earnings per share exclude acquisition integration expenses of $3.3 million ($2.2 million after tax or $0.04 per diluted share outstanding).
For the first quarter of the fiscal year, GAAP diluted earnings per share is expected to be in a range of $0.26 to $0.29. Adjusted diluted earnings per share are expected to be in a range of $0.27 to $0.30. Adjusted earnings per share exclude acquisition integration expenses of $0.6 million ($0.4 million after tax or $0.01 per diluted share outstanding).
The financial results of the combined UK acquisitions, excluding acquisition integration expenses, are expected to be accretive to the Company’s full year and first quarter diluted earnings per share.

	Guidance	Guidance
	FY 2011	1Q FY 2011

Total Sales Increase	8% to 9% (1)	14% to 15% (1)
Comparable Store Sales Growth (2)
MW	+2% to +4%	+4% to +5%
K&G	(1%) to (2%)	(1%) to (2%)
Moores	Flat to +1%	(2%) to (3%)
Gross Profit Margin	42.25% to 42.45% (3)	40.60% to 40.75% (3)
S G & A (as % of Sales)	35.75% to 35.95% (4)	36.15% to 36.30% (4)
Effective Tax Rate	35.25%	37.00%
Weighted Average Shares Outstanding (millions)	52.6	52.6
GAAP EPS	$1.71 to $1.81	$0.26 to $0.29
Adjusted EPS	$1.75 to $1.85 (4)	$0.27 to $0.30 (4)
Foreign Exchange Conversion (avg.)
US Dollar to GBP	1.59	1.59
US Dollar to Canadian Dollar	1.00	1.00
Footnotes to Guidance:

1.	Includes US$220 million for full year FY 2011 and US$55 million for 1Q FY 2011 of sales from acquired operations of Dimensions and Alexandra.

2.	Includes an assumed comparable store increase in tuxedo rental revenues of 7% to 8% for the full year FY 2011 and a 1% to 2% increase in 1Q FY 2011.

3.	Occupancy costs are expected to be flat for full year FY 2011 and decrease low single digit for 1Q FY 2011.

4.	Excludes acquisition integration costs.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, March 9, 2011, Company management will host a conference call and real time webcast to review the fourth quarter of fiscal 2010 and its outlook for the first quarter and full year of fiscal 2011.
To access the conference call, dial 480-629-9772. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through March 16, 2011 by calling 303-590-3030 and entering the access code of 4418605#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	January 29, 2011		January 30, 2010
	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	585	3,319.0	581	3,284.4
Men’s Wearhouse and Tux	388	535.7	454	623.4
Moores, Clothing for Men	117	737.8	117	734.6
K&G (a)	102	2,394.1	107	2,475.6

Total	1,192	6,986.6	1,259	7,118.0

(a)	91 and 94 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,192 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com. The website for Dimensions is www.dimensions.co.uk and the website for Alexandra is www.alexandra.co.uk.
###

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS In thousands, except per share data (Unaudited)
FOR THE THREE MONTHS ENDED
January 29, 2011 AND January 30, 2010
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points
	(as adjusted) (a)
Net sales:
Clothing product	$407,953	75.25%	$387,084	84.66%	$20,869	5.39%	(9.41)
Tuxedo rental services	38,356	7.08%	35,380	7.74%	2,976	8.41%	(0.66)
Alteration and other services	33,343	6.15%	31,698	6.93%	1,645	5.19%	(0.78)

Retail segment sales	479,652	88.48%	454,162	99.33%	25,490	5.61%	(10.85)
Corporate apparel segment sales	62,454	11.52%	3,056	0.67%	59,398	1,943.65%	10.85

Total net sales	542,106	100.00%	457,218	100.00%	84,888	18.57%	0.00

Total cost of sales	339,947	62.71%	287,688	62.92%	52,259	18.17%	(0.21)

Gross margin (b):
Clothing margin	211,049	51.73%	204,995	52.96%	6,054	2.95%	(1.23)
Tuxedo margin	33,135	86.39%	27,967	79.05%	5,168	18.48%	7.34
Alteration and other services margin	8,325	24.97%	7,985	25.19%	340	4.26%	(0.22)
Occupancy costs	(68,216)	(14.22%)	(71,644)	(15.77%)	3,428	4.78%	1.55

Retail segment margin	184,293	38.42%	169,303	37.28%	14,990	8.85%	1.14
Corporate apparel segment margin	17,866	28.61%	227	7.43%	17,639	7,770.48%	21.18

Gross margin	202,159	37.29%	169,530	37.08%	32,629	19.25%	0.21

Selling, general and administrative expenses	225,356	41.57%	203,818	44.58%	21,538	10.57%	(3.01)

Operating loss	(23,197)	(4.28%)	(34,288)	(7.50%)	11,091	32.35%	3.22

Net interest	(367)	(0.07%)	(153)	(0.03%)	(214)	(139.87%)	0.03

Loss before income taxes	(23,564)	(4.35%)	(34,441)	(7.53%)	10,877	31.58%	3.19

Benefit from income taxes	(9,370)	(1.73%)	(15,688)	(3.43%)	6,318	40.27%	1.70

Net loss including noncontrolling interest	(14,194)	(2.62%)	(18,753)	(4.10%)	4,559	24.31%	1.48

Less: Net loss attributable to noncontrolling interest	(108)	(0.02%)	—	0.00%	(108)	100.00%	(0.02)

Net loss attributable to common shareholders	$(14,086)	(2.60%)	$(18,753)	(4.10%)	$4,667	24.89%	1.50

Net loss per diluted common share attributable to common shareholders	$(0.27)		$(0.36)

Weighted average diluted common shares outstanding:	52,819		52,297

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.

(b)	Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE TWELVE MONTHS ENDED
January 29, 2011 AND January 30, 2010
(In thousands, except per share data)

	Twelve Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points
	(as adjusted) (a)
Net sales:
Clothing product	$1,480,492	70.41%	$1,433,913	75.09%	$46,579	3.25%	(4.68)
Tuxedo rental services	364,269	17.32%	334,068	17.49%	30,201	9.04%	(0.17)
Alteration and other services	131,605	6.26%	128,121	6.71%	3,484	2.72%	(0.45)

Retail segment sales	1,976,366	93.99%	1,896,102	99.29%	80,264	4.23%	(5.30)
Corporate apparel segment sales	126,298	6.01%	13,473	0.71%	112,825	837.42%	5.30

Total net sales	2,102,664	100.00%	1,909,575	100.00%	193,089	10.11%	0.00

Total cost of sales	1,204,231	57.27%	1,110,677	58.16%	93,554	8.42%	(0.89)

Gross margin (b):
Clothing margin	798,675	53.95%	775,882	54.11%	22,793	2.94%	(0.16)
Tuxedo margin	308,202	84.61%	276,651	82.81%	31,551	11.40%	1.80
Alteration and other services margin	33,479	25.44%	33,532	26.17%	(53)	(0.16%)	(0.73)
Occupancy costs	(276,688)	(14.00%)	(289,672)	(15.28%)	12,984	4.48%	1.28

Retail segment margin	863,668	43.70%	796,393	42.00%	67,275	8.45%	1.70
Corporate apparel segment margin	34,765	27.53%	2,505	18.59%	32,260	1,287.82%	8.93

Gross margin	898,433	42.73%	798,898	41.84%	99,535	12.46%	0.89

Selling, general and administrative expenses	796,762	37.89%	729,522	38.20%	67,240	9.22%	(0.31)

Operating income	101,671	4.84%	69,376	3.63%	32,295	46.55%	1.20

Net interest	(1,141)	(0.05%)	(332)	(0.02%)	(809)	(243.67%)	0.04

Earnings before income taxes	100,530	4.78%	69,044	3.62%	31,486	45.60%	1.17

Provision for income taxes	32,852	1.56%	22,829	1.20%	10,023	43.90%	0.37

Net earnings including noncontrolling interest	67,678	3.22%	46,215	2.42%	21,463	46.44%	0.80

Less: Net loss attributable to noncontrolling interest	(19)	0.00%	—	0.00%	(19)	100.00%	0.00

Net earnings attributable to common shareholders	$67,697	3.22%	$46,215	2.42%	$21,482	46.48%	0.80

Net earnings per diluted common share attributable to common shareholders (c)	$1.27		$0.88

Weighted average diluted common shares outstanding:	52,853		52,280

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.

(b)	Gross margin percent of sales is calculated as a percentage of related sales.

(c)	Calculated based on net earnings less net earnings allocated to participating securities.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	January 29,	January 30,
	2011	2010
		(as adjusted) (a)
ASSETS
Current assets:
Cash and cash equivalents	$136,371	$186,018
Accounts receivable, net	60,607	16,745
Inventories	486,499	434,881
Other current assets	80,531	72,732

Total current assets	764,008	710,376

Property and equipment, net	332,611	344,746
Tuxedo rental product, net	89,465	102,479
Goodwill	87,994	59,414
Intangible assets, net	37,348	4,287
Other assets	8,892	12,850

Total assets	$1,320,318	$1,234,152

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$123,881	$83,052
Accrued expenses and other current liabilities	139,640	117,047
Income taxes payable	3,135	23,936

Total current liabilities	266,656	224,035
Long-term debt	—	43,491
Deferred taxes and other liabilities	69,809	62,236

Total liabilities	336,465	329,762

Equity:
Preferred stock	—	—
Common stock	710	705
Capital in excess of par	341,663	327,742
Retained earnings	1,002,975	956,032
Accumulated other comprehensive income	38,366	32,537
Treasury stock, at cost	(412,761)	(412,626)

Total equity attributable to common shareholders	970,953	904,390

Noncontrolling interest	12,900	—

Total equity	983,853	904,390

Total liabilities and equity	$1,320,318	$1,234,152

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE TWELVE MONTHS ENDED
January 29, 2011 AND January 30, 2010
(In thousands)

	Twelve Months Ended
	2010	2009
		(as adjusted) (a)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$67,678	$46,215
Non-cash adjustments to net earnings:
Depreciation and amortization	75,998	86,090
Tuxedo rental product amortization	33,485	37,184
Other	28,074	3,167
Changes in assets and liabilities	(35,288)	(9,501)

Net cash provided by operating activities	169,947	163,155

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(58,868)	(56,912)
Acquisition of businesses, net of cash	(97,786)	—
Proceeds from sales of available-for-sale investments	—	19,410
Proceeds from sales of property and equipment	76	797

Net cash used in investing activities	(156,578)	(36,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,900	4,106
Payments on revolving credit facility	—	(25,000)
Payments on Canadian term loan	(46,738)	—
Cash dividends paid	(19,111)	(14,722)
Deferred financing costs	(1,577)	—
Tax payments related to vested deferred stock units	(2,748)	(1,634)
Excess tax benefits from share-based plans	1,107	392
Purchase of treasury stock	(144)	(90)

Net cash used in financing activities	(65,311)	(36,948)

Effect of exchange rate changes	2,295	9,104

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(49,647)	98,606

Balance at beginning of period	186,018	87,412

Balance at end of period	$136,371	$186,018

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.